Exhibit 10.10

[DATE]

[NAME]

[ADDRESS]

[ADDRESS]

Re: Confirmatory Offer of Employment

Dear [            ]:

As you know, Okta, Inc. (the “Company”) previously entered into an offer letter with you on [            ] (the “Offer Letter”). This letter amends and restates the Offer Letter in its entirety, effective as of the date hereof, as follows:

Title and Position

The Company is pleased to offer you continued employment in your full-time exempt employment as [TITLE], reporting directly to [            ].

Cash Compensation and Benefits

You will continue to receive an annual salary of $[            ], which will be paid bi-weekly, less applicable payroll deductions and tax withholdings. In addition to your base salary, you will be eligible to earn an annual target bonus opportunity of [        ]% of your base salary based on factors determined by the Company. You will also continue to be eligible to receive all employee benefits to which our senior-most Company executives are entitled, including health insurance and paid vacation time. The Company may change compensation and benefits at its discretion from time to time, however, your benefits shall not be modified unless they are similarly modified for all other executive officers.

Equity Compensation

The Company acknowledges that it has previously issued equity awards to you under the 2009 Stock Plan. Such awards will continue to be subject to their existing terms and any additional terms set forth in this letter.

Severance Protection

If your employment is terminated (a) by the Company other than by reason of death, disability or for Cause (as defined below), or (b) by you for Good Reason (as defined below), then, subject to your execution and non-revocation of an effective release of claims in favor of the Company and its affiliates (or its successors) in a form reasonably acceptable to the Company (the “Release”), (i) the Company will pay you a lump sum cash amount equal to [            ] months of your base salary in effect immediately prior to the termination of your employment, payable as soon as reasonably practicable, but not later than 60 days after the date

of termination, and (ii) for a period of [            ] months following the date of termination, or until you become covered under a group health plan of another employer, whichever is earlier (the “COBRA Coverage Period”), the Company shall provide you, at the Company’s sole expense, continued medical, dental and vision insurance benefit coverage in accordance with the provisions of COBRA, provided that you timely execute all necessary COBRA election documentation and remain eligible for COBRA coverage. After your COBRA Coverage Period, if you wish to continue such COBRA coverage and are eligible therefor, you will be required to pay all requisite premiums for such continued coverage.

Change in Control Severance Protection

If a Change in Control (as defined below) of the Company occurs and your employment is terminated (a) by the Company other than by reason of death, disability or for Cause, or (b) by you for Good Reason, in each case within the period beginning three months prior to the Change in Control and ending on the later of (I) 12 months after the date of a Change in Control or (II) July 30, 2018, then, in lieu of any benefits described in the preceding paragraph and subject to your execution and non-revocation of the Release, (i) the Company will pay you a lump sum cash amount equal to [            ] months of your base salary in effect immediately prior to the termination of your employment plus 100% of your annual target bonus amount then in effect, payable as soon as reasonably practicable, but not later than 60 days after the date of termination, (ii) 100% of your then outstanding and unvested equity awards shall immediately become fully vested and exercisable as of the termination date (or the Change in Control, if later), and (iii) for a period of [            ] months following the date of termination, or until you become covered under a group health plan of another employer, whichever is earlier (the “Change in Control COBRA Coverage Period”), the Company shall provide you, at the Company’s sole expense, continued medical, dental and vision insurance benefit coverage in accordance with the provisions of COBRA, provided that you timely execute all necessary COBRA election documentation and remain eligible for COBRA coverage. After your Change in Control COBRA Coverage Period, if you wish to continue such COBRA coverage and are eligible therefor, you will be required to pay all requisite premiums for such continued coverage.

Definitions

“Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events: (i) willful conduct by you constituting a material and gross act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) a conviction of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude, deceit, dishonesty or fraud, or any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iii) continued and willful non-performance by you of your duties to the Company (other than by reason of your physical or mental illness, incapacity or disability) which has continued for 30 days following written notice of such non-performance from the Company; (iv) a willful breach by you of any of the material provisions contained in the Proprietary Information and Inventions Agreement entered into between you and the Company or any other confidentiality, invention assignment or similar agreement with the Company; (v) continued and willful violation by you of one of the Company’s material written employment policies that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; or (vi) your willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or your willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

“Change in Control” shall mean (i) the sale, disposition, or exclusive license of all or substantially all of the assets of the Company on a consolidated basis to a non-affiliated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and aggregate outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and aggregate outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the stock of the Company to a non-affiliated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Good Reason” shall mean that you have complied with the “Good Reason Process” following the occurrence of any of the following events: (i) a material diminution in your position, responsibilities, authority or duties; (ii) a reduction in your base salary by more than 10% except for across-the-board salary reductions similarly affecting all or substantially all management employees; (iii) the relocation of the Company office at which you are principally employed to a location more than 30 miles from such office; or (iv) the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of this agreement.

“Good Reason Process” shall mean (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company or its successor in writing of the occurrence of the Good Reason condition within 30 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s or its successor’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) you terminate your employment and provide the Company or its successor with a Notice of Termination with respect to such termination, each within 12 months after the end of the Cure Period. If the Company or its successor cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred in that instance.

Tax Matters

Withholding. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Section 409A. For purposes of this letter, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this letter agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. Payments pursuant to this letter are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Section 280G. Anything in this letter to the contrary notwithstanding, in the event that the amount of any compensation, payment, acceleration, benefit or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount (as defined below), provided, however, that if the after-tax amount you would receive if there were no reduction pursuant to this paragraph (including any federal, state and local taxes) exceeds the after-tax amount you would receive if the Severance Payments were reduced below the Threshold Amount, the Severance Payments shall no longer be so reduced. In the event Severance Payments are required to be reduced, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. For purposes of this letter, “Threshold Amount” shall mean three times your “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).

Consent to Jurisdiction.

To the extent that any court action is permitted consistent with or to enforce this letter, the parties hereby consent to the jurisdiction of the Superior Court of California and the United States District Court for the Northern District of California. Accordingly, with respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

Miscellaneous

By signing this letter, you reaffirm the terms and conditions of the Proprietary Information and Inventions Agreement (“PIIA”) which you signed when you joined the Company. Additionally, in your work for the Company, we do not want you to use or disclose any confidential, proprietary, or trade-secret information of any former employer or other person to whom you owe an obligation of confidentiality. Likewise, as an employee of the Company, you may learn about confidential, proprietary, or trade-secret information related to the Company and its clients that you must not share with anyone outside of the Company.

You understand that nothing in this letter or in your PIIA will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this letter, you understands that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the PIIA to any parties other than the relevant government agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this letter.

As a Company employee, you will be expected to follow the Company’s written policies. Your employment with the Company is at-will. This means that you may terminate your employment with the Company at any time and for any reason simply by notifying us. Likewise, the Company may terminate your employment at any time and for any reason with no advance notice. For purposes of clarity, the provisions under the “Tax Matters,” “Consent to Jurisdiction,” and “Miscellaneous” sections in this letter survive any termination of your employment.

This letter (together with the PIIA) is the complete and exclusive statement of all the terms and conditions of your employment with the Company, and supersedes any prior agreements or representations with regard to your employment. It is entered into without reliance on any promise or representation other than those expressly contained in this letter, and (except for changes explicitly reserved to the Company’s discretion herein) cannot be modified or amended except in a writing signed by you and a duly authorized officer of the Company; provided, however, that the severance protection provided above in the “Severance Protection” and “Change in Control Severance Protection” sections in this letter shall terminate upon the first to occur of (i) the Company’s adoption and implementation of an Executive Severance Plan, in which case your severance shall be automatically superseded and replaced by the terms of the Executive Severance Plan, or (ii) December 31, 2017, in which case your severance protection shall revert to what you had in place, if at all, prior to the effectiveness of this letter; provided, however, that if any severance rights have been triggered hereunder prior to such date, this letter shall survive until all such payments and benefits have been made and/or provided.

This letter is governed by the laws of California without regard to its conflict-of-laws provisions.

If any portion or provision of this letter (including, without limitation, any portion or provision of any section of this letter) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this letter, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this letter shall be valid and enforceable to the fullest extent permitted by law.

This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

Sincerely,

Okta, Inc.

By:

I understand that no employee of the Company has the authority to make any verbal statement or representation inconsistent with this written statement or enter into any written agreement for employment for any specified period of time, or that is otherwise contrary to the terms set forth herein.

Agreed upon and Accepted by:

By:

Date:

6